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                                                Filed pursuant to Rule 424(b)(3)
                                                         File No. 333-333-120390

PROSPECTUS

                        35,193,346 SHARES OF COMMON STOCK

                           MARKLAND TECHNOLOGIES, INC.
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         This prospectus relates to the resale, from time to time, of up to
35,193,346 shares of our common stock by the stockholders referred to throughout this prospectus as "selling stockholders" including:

o        3,396,529 shares of our common stock which are currently outstanding;

o 24,000,000 shares of our common stock which are issuable upon the exercise of warrants and conversion of notes issued on September 21, 2004, or which may become issuable as a result of adjustments contemplated by the terms of the notes and warrants;

o 7,593,751 shares of our common stock which are issuable upon the exercise of warrants and conversion of notes issued on November 9, 2004, or which may become issuable as a result of adjustments contemplated by the terms of the notes and warrants;

o 151,825 shares of our common stock which may be issued as liquidated damages as contemplated by a Registration Rights Agreement dated September 21, 2004; and

o 51,241 shares of our common stock which may be issued as liquidated damages as contemplated by a Securities Purchase Agreement dated November 9, 2004.

         The selling stockholders may sell the common stock being offered pursuant to this prospectus from time to time (directly or through agents or dealers) on terms to be determined at the time of sale. The prices at which the selling stockholders may sell their shares may be determined by the prevailing market price for the shares or in negotiated transactions.

         The selling stockholders will receive all of the proceeds from the sales made under this prospectus. Accordingly, we will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

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         Our common stock is quoted on the OTC Bulletin Board by the National
Association of Securities Dealers, Inc. under the symbol "MRKL.OB." On November 30, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $0.64 per share.

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          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
            SEE RISK FACTORS BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                The date of this prospectus is December 2, 2004

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